CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust, Inc. Lists its Common Stock on NASDAQ,
Internalizes Management Services and Announces Monthly Distribution for March 2012

New York, New York, March 1, 2012 – American Realty Capital Trust, Inc. (“ARCT” or the “Company”) (NASDAQ: ARCT) announced today that it listed its shares of common stock on The Nasdaq Global Select Market (“Nasdaq”). Trading commenced today, March 1, 2012, with a closing price of $10.49 per share.

“It is extremely rewarding to be able to unlock the value of the Company we have built for our shareholders only four years after the REIT’s inception,” said Nicholas S. Schorsch, Chairman of ARCT. “We have delivered on our promise following considerable planning and unusually positive capital market conditions. We are delighted to be able to announce our listing on Nasdaq.”

ARCT is a leading real estate investment trust that acquires and operates single-tenant, freestanding commercial properties net leased on a long-term basis to primarily investment grade tenants. The Company’s primary goal is to provide durable, reliable income for its investors through the delivery of dependable monthly dividends. Today, ARCT’s $2.7 billion portfolio (based on estimated enterprise value) consists of 485 properties aggregating almost 16 million square feet with broad diversification across industry, geography and tenancy. ARCT’s portfolio is 100% occupied with a weighted average remaining lease duration of over 13 years.

In connection with the listing of ARCT’s common stock on Nasdaq, the Company has internalized the management services previously provided by American Realty Capital Advisors, LLC. We refer to this transaction as the “Internalization.” As a result of the Internalization, the Company has become a self-administered real estate investment trust, managed full-time by Chief Executive Officer and President, William M. Kahane, one of the key executives who built the Company and assembled its property portfolio. The key personnel who have been primarily responsible for the day-to-day operations of the Company, have joined Bill and Brian Jones, ARCT’s Chief Financial Officer, who ran investment banking for AR Capital, LLC, before accepting his new position. Nicholas S. Schorsch remains Chairman of the Board of the Company, and the composition of the board of directors remains unchanged as a result of the Internalization.

“The Internalization, at no cost to our shareholders, allows us to seamlessly transfer the intellectual capital largely responsible for acquiring and managing all of the Company’s assets and capitalizing the enterprise,” said William M. Kahane, President and Chief Executive Officer of ARCT. “Moreover, we see significant opportunities to grow our earnings and drive total shareholder return in this current environment through strategic portfolio acquisitions and tactical cost of capital reductions. We believe we have built the finest net lease REIT available for investment, public or private traded or non-traded. We will stay the course, execute on our core strategy, and continue to provide our 40,000 shareholders with durable, defensive dividends from rents paid primarily from investment grade corporate tenants.”

The Company intends to continue payment of its monthly dividend at an annualized rate of $0.70 per share. Following its listing on Nasdaq, the Company’s dividend will be paid monthly to stockholders of record at the close of business on the 8th day of each month payable on the 15th day of such month. Accordingly, the February 2012 dividend will be paid by March 5, 2012, to shareholders of record on February 29, 2012, and the March 2012 dividend in respect of the period from March 1through March 8, 2012, will be paid on March 15, 2012, to stockholders of record at the close of business on March 8, 2012, in an amount equal to $0.01556 per share.

ARCT also announced today it has offered to purchase up to $220 million of its shares of common stock from its stockholders. In accordance with the terms of the tender offer, the Company will select the lowest price, not greater than $11.00 nor less than $10.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that will allow the Company to purchase up to $220 million of its share of common stock or a lower amount depending upon the number of shares of common stock properly tendered and not withdrawn. The Company intends to fund the tender offer with cash on hand and funds available under the Company’s revolving credit facility with RBS Citizens, N.A.

The tender offer will expire at 5:00 P.M., Eastern Time, on March 28, 2012, unless the tender offer is extended or withdrawn. To tender shares, stockholders must follow the procedures, including choosing the price or prices at which they wish to tender their shares, described in the offer to purchase, the letter of transmittal and the other documents related to the tender offer filed with the Securities and Exchange Commission.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company. The full details of the modified “Dutch auction” tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which the Company will be distributing stockholders shortly and filing with the Securities and Exchange Commission. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials filed by ARCT with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or by contacting Georgeson Inc., the information agent for the tender offer, at (212) 440-9800 (banks and brokers) or (888) 658-5755 (toll-free)..

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.